Filed Pursuant to Rule 424(b)(3)
File Number 333-140852

STEN CORPORATION

PROSPECTUS SUPPLEMENT NO. 3
to Prospectus dated January 10, 2008

This Prospectus Supplement No. 3 supplements our prospectus dated January 10, 2008, as previously supplemented (collectively, the “Prospectus”).

We are supplementing the Prospectus to provide the information contained in the attached Current Report on Form 8-K dated March 3, 2008 that was filed on March 4, 2008.

The information contained in this Prospectus Supplement No. 3, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.  You should read carefully the entire Prospectus, as supplemented by this Prospectus Supplement No. 3, and the documents referred to in each of them, in order to fully understand our business, the offering and the notes we are offering.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement No. 3 and the Prospectus. No one has been authorized to provide you with different information.  You should not assume that the information in this Prospectus Supplement No. 3 or the Prospectus is accurate as of any date other than the date on the first page of each of the documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is March 4, 2008.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2008

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 7 are not applicable and therefore omitted.

Item 8.01

Other Events

On March 3, 2008, STEN Corporation (the “Company”) issued a press release attached hereto as Exhibit 99.1 relating to selected, forecasted preliminary financial results for its thirteen-week period ending March 30, 2008 and forecasts of certain financial results for fiscal year 2008.  The forecasted, preliminary results for the thirteen-week period ending March 30, 2008 are subject to the Company’s management and independent auditors’ customary quarterly review procedures.

Item 9.01

Financial Statements and Exhibits

Exhibit 99.1     Press release issued by STEN Corporation on March 3, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 4, 2008	STEN CORPORATION
By: /s/ Kenneth W. Brimmer
Kenneth W. Brimmer
Chief Executive Officer

Exhibit 99.1

STEN Corporation Sees Second Quarter Revenue Increasing More Than 100% — Company Sees Improving Profit Outlook

MINNEAPOLIS, March 3, 2008 /PRNewswire-FirstCall/ — STEN Corporation (Nasdaq: STEN), a Minneapolis-based diversified business, announced today that based upon results through February 2008, revenue for the second quarter ending March 31, 2008 is expected to exceed $4.2 million, more than double the $2.1 million in revenue in the Company generated in the first quarter of fiscal 2008.  The Company also stated that it expects to be profitable in the current quarter.  For the fiscal year ending September 30, 2008, the Company’s outlook is for total revenue to exceed $15.0 million, which is more than triple last year’s total revenue from continuing operations of $4.6 million.  The Company’s business plan currently indicates that it will operate profitably for the balance of the fiscal year ending September 30, 2008.  The preliminary results for the first quarter 2008 are subject to the Company’s management and independent auditors’ customary quarterly review procedures.  The Company will report final results of operations for the thirteen weeks ending March 31, 2008 with the filing of its Quarterly Report on 10-QSB.

Commenting on the current outlook for STEN Corporation., Kenneth Brimmer, CEO, noted, “In February we saw positive results from our efforts to achieve profitability.  Among the recent steps toward improved results is the January 2008 hiring of John Halvorsen as COO of STEN Credit.  Mr. Halvorsen oversees the Arizona auto sales and credit operations.  John’s leadership and extensive automobile sales experience have had an immediate and significant positive impact on our results.  In addition, as we noted at the end of our first quarter, activity at our STENCOR business unit is increasing and improved production volumes are favorably impacting our results.”

STEN Corporation and subsidiaries, headquartered in Minnesota, is a diversified business, primarily focused on its financing business through STEN Financial Corporation.  The Company’s STENCOR subsidiary is a contract manufacturing and distribution business based in Jacksonville, Texas.

STEN Corporation common stock is traded on the Nasdaq Capital Market under the symbol STEN. More information about STEN Corporation is available at the Company's website: www.stencorporation.com. Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, including the risk that vehicle sales by the Company’s STEN Credit business may decline from current or expected levels and the risk that actual credit losses may be greater than the current expectation, as well as other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.  Actual results may differ materially, depending on a variety of factors including, but not limited to those listed above.  Importantly, the Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.

Source:  STEN Corporation

For additional Information:

               Kenneth W. Brimmer, CEO

               952-545-2776

               Kbrimmer@stencorporation.com